Exhibit 16.1

 May 3, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read Item 4.01 of LocatePlus Holdings Corporation (the "Company") Form 8-K dated May 3, 2011, and are in agreement with the statements relating only to Livingston & Haynes, P.C. contained there. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ Livingston & Haynes,P.C.

Livingston & Haynes, P.C.